Exhibit 4.5

AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE WARRANT
OF
ROOT, INC.

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT OF ROOT, INC., a Delaware corporation (the “Company”), dated as of October 29, 2024 (this “Amendment”) is executed on behalf of the Company and the Holder (as identified on the signature pages hereto) pursuant to Section 6(p) of the Warrant (as defined below). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Warrant (as defined below).
RECITALS:

WHEREAS, the Company and the Holder have entered into that certain Common Stock Purchase Warrant of Root Inc., dated as of January 26, 2022 (as amended, amended and restated, modified or otherwise supplemented, the “Warrant”); and

WHEREAS, pursuant to Section 6(p) of the Warrant, the Warrant may be amended upon the written consent of the Company and the Holder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.Amendment.

(a)In the paragraph immediately after the phrase “Issuance Date: January 26, 2022” and immediately before Section 1 of the Warrant, the phrase “until the later to occur of (i) 5:00 p.m. (New York City time) on the fifth (5th) anniversary of the Issuance Date and (ii) the date on which all obligations under the Credit Agreement are repaid in full in cash and all commitments terminated thereunder, unless earlier terminated as provided herein (the “Termination Date”)” is hereby deleted and replaced with the following phrase: “until 5:00 p.m. (New York City time) on January 26, 2027, unless earlier terminated as provided herein (the “Termination Date”)”.

(b)Section 6(k) of the Warrant is amended and restated in its entirety as follows:

“Tax Treatment. The Company and the Holders intend to treat the Amendment as not resulting in a deemed exchange of the Warrants, and the Company and the Holders agree to report the amendment to this Warrant dated as of October 29, 2024, as such to the extent permitted to do so and this position is not challenged.”

2.Limited Effect. Except as amended hereby, the Warrant shall continue in full force and effect in accordance with its terms. Upon the execution hereof, no reference to this Amendment need be made in the Warrant or any other instrument or document executed in connection herewith or therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Warrant or this Amendment, with any reference to the Warrant in any of such items being sufficient to refer to the Warrant as amended hereby.

3.Entire Agreement. This Amendment, the Warrant and those documents expressly referred to herein and therein and the other documents entered into in connection herewith or therewith set forth the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede any prior understandings or agreements among the parties hereto and thereto, written or oral, with respect to the subject matter hereof and thereof.

4.Incorporation by Reference. The provisions of Section 6(h), Section 6(l) and Sections (o) through (r) of the Warrant are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

COMPANY:

ROOT, INC.

By: ______________________________
Name: Megan Binkley
Title: Chief Financial Officer

HOLDER:

[HOLDER]

By: ______________________________
Name:
Title: